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                                   EXHIBIT 99


                                  News Release


PHIL ARNESON APPOINTED CHAIRMAN, CEO AND PRESIDENT OF SORRENTO NETWORKS

Arneson Assumes Leadership Functions and Mandate from Board

SAN DIEGO, California -- March 4, 2002 -- Sorrento Networks, a leading supplier of end-to-end, intelligent optical networking solutions for metro and regional applications (Nasdaq NM: FIBR), announced today that Phil Arneson has been named Chairman, CEO and President of Sorrento Networks by the company's board of directors. Arneson will replace former Chairman and CEO Dr. Xin Cheng.

Arneson has served on the Sorrento board of directors since January 2001 and as President and COO of the company since October 2001. Arneson, with his appointment, takes on a mandate from the board of directors to transform Sorrento Networks from a growing entrepreneurial company to a continually improving and disciplined company that is able to respond more efficiently to Sorrento's expanding revenue opportunities in optical networking.

Arneson has previously served as president of Amphenol Corporation (NYSE: APH), then a wholly owned subsidiary of Allied Signal. Arneson joined Sorrento from privately held Frandsen Corporation, a diversified financial and manufacturing company where he held the position of Executive Vice President.

During his tenure as the chief executive of Amphenol, Arneson implemented a highly successful, three-year 'fix and grow' restructuring program, turning $6 million in operating losses on annual revenues of $270 million into $53 million in operating profits on annual revenues of more than $520 million. Amphenol's annual sales now exceed $1 billion. Under Arneson, Amphenol's fiber optics technology initiative won the Dun & Bradstreet IR-100 award for technology development.

Arneson has served as a director of numerous companies, including the Microelectronics & Computer Technology Corporation (MCC), and Fifth Gen Technology, Inc. He also co-founded Nippon Interconnect Corporation, Osaka, Japan. Mr. Arneson has a bachelor's degree in electrical engineering and is a veteran of the United States Marine Corps.

Dr. Cheng founded the optical networking subsidiary of Sorrento Networks. Sorrento's board of directors expressed



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its gratitude to Dr. Cheng for his many contributions to Sorrento Networks over the years.

About Sorrento Networks

Sorrento Networks, headquartered in San Diego, California, is a leading supplier of end-to-end, intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes carriers in the telecommunications, cable TV, fixed wireless and utilities markets. The storage area network (SAN) market is addressed through alliances with SAN system integrators.

Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Sorrento Forward-looking Statements
Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) unanticipated technical problems relating to the Company's products; (2) the Company's ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (3) the greater financial, technical and other resources of the Company's many, larger competitors;
(4) changed market conditions, new business opportunities or other factors that might affect the Company's decisions as to the best interests of its shareholders; (5) the Company's ability to raise sufficient capital to fund its operations; (6) other risks detailed from time to time in the Company's parent corporation's reports filed with the U.S. Securities and Exchange Commission.

Sorrento Investor Contacts:
Joe Armstrong
(858) 450-4934
Sorrento Networks Corp.
jarmstrong@sorrentonet.com

Sorrento Media Contacts
Demetri Elias
Sorrento Networks Corp.
(858) 450-4938
delias@sorrentonet.com

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